		Exhibit 99(a)
HSBC Finance Corporation
Household Automotive Trust, Series 2004-1

Original Principal
Class A-1	225,000,000
Class A-2	179,000,000
Class A-3	190,000,000
Class A-4	156,000,000
Number of Bonds (000's)
Class A-1	225,000
Class A-2	179,000
Class A-3	190,000
Class A-4	156,000

		2004 Total

CLASS A
Class A-1 Principal Distribution		164,892,219.69
Class A-1 Interest Distribution		1,139,086.23

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		1,741,670.00

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		2,420,916.67

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		2,367,170.00